To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Kange Corp. on Amendment No. 4 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated February 17, 2014, on the balance sheet of Kange Corp as of November 30, 2013 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 16, 2013 (Inception) to November 30, 2013 and our review report dated July 11, 2014, with respect to the unaudited interim financial statements on the balance sheet of Kange Corp. as of May 31, 2014 and the related statements of operations, changes in stockholder’s equity and cash flows for the three and six month periods ended May 31, 2014 and the period from August 16, 2013 (Inception) to May 31, 2014, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

July 12, 2014                                                                                                Cutler & Co. LLC